Exhibit (d)(4)

CONFIDENTIAL

Apellis Pharmaceuticals, Inc.

100 Fifth Avenue

Waltham, MA 02451

November 1, 2024

Biogen Inc.

225 Binney Street

Cambridge, MA 02142

Attention: Adam Keeney, Head of Corporate Development

Ladies and Gentlemen:

1. In connection with your consideration of a possible business combination or similar transaction (a “Transaction”) involving Apellis Pharmaceuticals, Inc. (the “Company”) and Biogen Inc. (“you” or “Biogen”), you have requested, and the Company is prepared to make available to you, certain information concerning the Company and its subsidiaries. As a condition to such information being furnished to you and your Representatives (as hereinafter defined), you agree to treat any information concerning the Company and any of its subsidiaries listed on Exhibit A (together with any other subsidiaries of the Company identified by the Company in a written notice to Biogen that references this letter agreement (including through email to Biogen’s counsel but not including notice through any electronic data room) from and after the receipt by Biogen of such written notice, the “Company Subsidiaries”) and its and their business, operations, assets and liabilities (whether prepared by the Company, its Representatives or otherwise and irrespective of the form of communication) which is now or in the future furnished to you or to your Representatives by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions as hereinafter set forth. “Representatives” shall mean, with respect to any person, such person’s directors, officers, employees, agents, attorneys, accountants, consultants, financial advisors and other advisors and representatives. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any governmental representative, entity or authority, corporation, company, partnership, joint venture, group, limited liability company, other entity or individual. The term “affiliate” as used in this letter agreement shall have the meaning ascribed to such term under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

2. The term “Evaluation Material” shall be deemed to include any summaries, notes, analyses, reports, compilations, studies, interpretations, memoranda or other documents (regardless of the form thereof) prepared by you or your Representatives to the extent containing, reflecting, based upon or derived from, in whole or in part, any information furnished to you or your Representatives pursuant hereto. The term “Evaluation Material” does not include information that: (i) is or becomes generally available to and known by the public other than as a result of disclosure directly or indirectly by you or your Representatives; (ii) was within your possession prior to it being furnished to you by or on behalf of the Company pursuant hereto (or pursuant to a prior confidentiality arrangement), provided that the source of such information was not, to your knowledge at the time of disclosure, bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any Company Subsidiary with respect to such information; (iii) becomes available to you from a source other than the Company or any Company Subsidiary or any of their Representatives, provided that such source is not, to your knowledge at the time of disclosure, bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any Company Subsidiary with respect to such information or (iv) is or was independently developed by you or your Representatives without the use or benefit of the Evaluation Material.

3. You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating, negotiating, structuring, implementing or consummating a possible Transaction between the Company and you (the “Purpose”) and not for any other purpose and that you and your Representatives will keep confidential and not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (a) you may make any disclosure of such information to which the Company gives its prior written consent; and (b) subject to the last sentence of this paragraph, any of such information may be disclosed to your Representatives who (i) need to know such information for the Purpose and (ii) are bound by confidentiality and non-use obligations to you similar to those undertaken by you pursuant to this Agreement or otherwise have a fiduciary obligation to keep such information confidential. In any event, you shall be responsible for any breach of this letter agreement (including any failure to follow your directions hereunder) by any of your Representatives as if they were parties hereto. It is understood and agreed that the Company may, in its reasonable discretion, from time to time upon notice to you, require that you prospectively refrain from disclosing certain Evaluation Material to certain of your Representatives that are third party industry, business, scientific or technical consultants or advisors, in which case you shall thereafter refrain from disclosing such Evaluation Material to any such Representative until you can demonstrate to the reasonable satisfaction of the Company that any such Representative has established reasonable procedures to prevent any Evaluation Material or Transaction Information from being used other than for the Purpose; provided that, for the avoidance of doubt, the Company may not require you to refrain from disclosing any Evaluation Material or Transaction Information to your Representatives who are attorneys, accountants or financial advisors pursuant to this sentence.

4. In addition, each party agrees that, without the prior written consent of the other party, it will not, and it will direct its Representatives not to, disclose to any other person (i) the existence of this letter agreement, (ii) the fact that the Evaluation Material has been made available to you or your Representatives, (iii) that discussions or negotiations are taking place concerning a possible Transaction or (iv) any of the terms, conditions or other facts with respect thereto (including the status thereof and the identity of the parties thereto) (clauses (i) through (iv) collectively, “Transaction Information”).

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5. You agree that you will not, and you will direct your Representatives not to, disclose Evaluation Material or Transaction Information to any potential debt or equity financing source without the prior written consent of the Company. In the event the Company provides such consent with respect to any potential financing source, such potential financing source shall be considered your Representative for all purposes of this letter agreement. You agree that you will not, and you will direct your Representatives not to, enter into any exclusivity, lock-up, dry-up or other agreement, arrangement or understanding, whether written or oral, with any potential debt financing source which could reasonably be expected to limit, restrict, restrain or otherwise impair in any manner, directly or indirectly, the ability of such debt financing source to serve as a debt financing source to any other person considering any transaction with the Company; provided that you may retain an exclusive team at any potential debt financing source under a customary “tree” arrangement.

6. In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or Transaction Information, you shall, to the extent legally permissible, provide the Company with prompt written notice of any such request or requirement so that the Company may seek, at the Company’s sole expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, on the advice of your or your Representatives’ outside counsel, as applicable, legally required to disclose Evaluation Material or Transaction Information, you or your Representatives may, without liability hereunder, disclose that portion of the Evaluation Material or Transaction Information which such counsel advises you or your Representatives, as applicable, is legally required to be disclosed, provided that you will, and will direct your Representatives to, exercise commercially reasonable efforts to preserve the confidentiality of the Evaluation Material or Transaction Information, including by cooperating with the Company, at the Company’s sole expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material or Transaction Information. The provisions of this paragraph 6 shall apply mutatis mutandis to the Company and its Representatives with respect to Transaction Information.

7. Upon the written request of the Company for any reason, you will promptly (and in no event later than 10 business days after such request), at your option, deliver to the Company or destroy all written, electronic or other tangible Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto and you and your Representatives shall not retain any copies, extracts or other reproductions in whole or in part of such material. In the event of such a request, you agree that all written, electronic or other tangible Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof (including that stored in any computer, electronic or similar device or otherwise stored in electronic or digital format) shall be retained and such destruction shall, upon the Company’s written request, be certified in writing to the Company by an authorized officer supervising such destruction (email being sufficient). Notwithstanding the foregoing, (a) you and your Representatives may retain data or electronic records containing Evaluation Material for the purposes of backup, recovery, contingency planning or business continuity so long as such data or records, to the extent not permanently deleted or overwritten in the ordinary course of business, are not accessible in the ordinary course of business and are not accessed except as required for backup, recovery, contingency

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planning or business continuity purposes (it being understood that, if such data or records are restored or otherwise become accessible, they must be permanently deleted) and (b) your or your Representative’s legal, compliance or similar department may retain one copy of Evaluation Material to the extent required for compliance with applicable laws, rules, regulations or bona fide document retention policies. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder, and any copies of Evaluation Material retained pursuant to this paragraph shall remain subject to your obligations of confidentiality and other obligations with respect thereto so long as such copies are retained.

8. Subject to the last sentence of this paragraph, you understand and acknowledge that none of the Company, any Company Subsidiary, any of their Representatives or any of their respective directors, officers, stockholders, partners, owners, employees, affiliates or agents makes any representation or warranty, express or implied, including as to the accuracy or completeness of any of the Evaluation Material. Except as may be expressly set forth in a final definitive agreement regarding a Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, you agree that none of the Company, any Company Subsidiary, any of their Representatives or any of their respective directors, officers, stockholders, partners, owners, employees, affiliates or agents shall have any liability to you or to any of your Representatives or any other person relating to or resulting from the use of any of the Evaluation Material or any errors therein or omissions therefrom, and you agree that the Company and the Company Subsidiaries have no duty to disclose any Evaluation Material or other information to you or your Representatives. Only those representations or warranties which are made in a final definitive agreement regarding a Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

9. To the extent that any Evaluation Material may include materials that are subject to the attorney-client privilege, the work product doctrine or any other applicable privilege, you and the Company understand and agree that you and the Company have a commonality of interest with respect to the matters related thereto and it is your and the Company’s desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, the work product doctrine or other applicable privilege. All Evaluation Material that is entitled to protection under the attorney-client privilege, the work product doctrine or other applicable privilege shall remain entitled to such protection thereunder, under this letter agreement and under the joint defense doctrine.

10. In addition, you hereby acknowledge that you are aware (and that prior to their receipt of any Evaluation Material your Representatives who are apprised of a possible Transaction have been or will be advised such that they will be aware) that the United States and other applicable securities laws may prohibit any person who has material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

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11. You agree that all communications regarding a possible Transaction regarding the Company, all requests for additional information, facility tours or management meetings and all discussions or questions regarding procedures with respect to a possible Transaction, will be submitted or directed only to the Company’s Chief Business & Strategy Officer or General Counsel, to the designated financial advisor of the Company or to the designated outside counsel to the Company. Without the express prior written consent of the Company, you agree that you will not, directly or indirectly, contact or communicate with any officer, employee, agent, customer, supplier, licensor, licensee or other business partner of the Company or any of the Company Subsidiaries, in each case except for any contact or communication in the ordinary course of business that is unrelated to a possible Transaction.

12. Each party hereby agrees that, until the earlier of (x) one (1) year from the date hereof and (y) the consummation of a Transaction, neither party nor any of its affiliates will, directly or indirectly, solicit to employ or hire (as an employee, independent contractor or otherwise) any Restricted Employee (as defined below) of the other party so long as they are employed by the other party and, solely with respect to any Restricted Employee that has, on their own accord, terminated their employment with the other party, for a period of six (6) months following such termination; provided, however, that the foregoing shall not prohibit either party from (i) making general solicitations of employment through job advertisements or similar notices not targeted at any Restricted Employee of the other party, (ii) engaging any recruiting firm or similar organization to identify or solicit persons for employment on such party’s behalf, or such recruiting firm or similar organization soliciting the employment of any employee who is identified by it, as long as such recruiting firm or organization is not instructed to target any Restricted Employee of the other party, or (iii) soliciting for employment or hiring any Restricted Employee of the other party who approaches the soliciting party in response to the actions permitted under clauses (i) through (ii) on his or her own initiative so long as no individual who has received Evaluation Material or Transaction Information participates in or otherwise encourages such solicitation or hiring. For purposes of this letter agreement, “Restricted Employee” means (a) with respect to the Company, any employee of the Company or any Company Subsidiary (I) who, at the time of solicitation or hiring, has a title of senior vice president or higher, (II) who participates in any discussions or negotiations with you or any of your Representatives regarding a Transaction or (III) with whom you had first contact or of whom you were otherwise first made aware in connection with a Transaction and (b) with respect to you, any of your or your subsidiaries’ employees (I) who participates in any discussions or negotiations with the Company or any of its Representatives regarding a Transaction or (II) with whom the Company had first contact or of whom the Company was otherwise first made aware in connection with a Transaction.

13. In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of one (1) year from the date of this letter agreement (the “Standstill Period”), unless you shall have been specifically invited in advance in writing by the Company, neither you nor any of your affiliates nor any of your Representatives acting on your behalf will in any manner, directly or indirectly: (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise, knowingly assist or knowingly encourage any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (a) any acquisition of any securities (or beneficial

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ownership thereof) or assets of the Company or any of the Company Subsidiaries, or any rights to acquire any such securities (including derivative securities representing the right to vote or economic benefit of any such securities) or assets; (b) any tender or exchange offer, merger or other business combination involving the Company or any of the Company Subsidiaries; (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of the Company Subsidiaries; or (d) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the U.S. Securities and Exchange Commission) or consents to vote any voting securities of the Company or any of the Company Subsidiaries; (ii) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to any voting securities of the Company or any of the Company Subsidiaries; (iii) otherwise act, alone or in concert with others (including by providing financing for another person), to seek to control or influence the management, Board of Directors or policies of the Company or any of the Company Subsidiaries; (iv) take any action that would reasonably be expected to require the Company or any of the Company Subsidiaries to make a public announcement regarding any of the types of matters set forth in (i) above; or (v) enter into any arrangements with any third party with respect to any of the foregoing. You also agree during the Standstill Period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). In addition, notwithstanding anything herein to the contrary, you or your Representatives acting on your behalf, shall be permitted to submit a confidential proposal regarding a Transaction or any transaction otherwise restricted by this paragraph to the Chief Executive Officer, Chairman or Board of Directors of the Company so long as the Company would not reasonably be expected to be required to make a public announcement as a result of such proposal.

14. Notwithstanding the foregoing, immediately upon (i) the entry by the Company or any of its subsidiaries into a written definitive agreement with a third party (which may include a stockholder of the Company) for the acquisition (by way of merger, consolidation, business combination, tender or exchange offer, recapitalization, restructuring, sale, equity issuance or otherwise) for, directly or indirectly, more than 50% of the outstanding voting securities of the Company or 50% or more of the Company’s consolidated assets, net income or revenue, or (ii) the public announcement of a tender or exchange offer for 50% or more of the voting securities of the Company and the Company’s Board of Directors recommends in favor of such offer or fails to recommend that the Company’s stockholders reject such offer within 10 business days after its public announcement, then, in the case of each of clauses (i) and (ii), the Standstill Period shall expire and restrictions set forth in paragraph 13 shall terminate and cease to be of any further force or effect. Notwithstanding anything contained herein, following the expiration or termination of the restrictions in paragraph 13, nothing contained in this letter agreement (including the use and disclosure restrictions set forth in this letter agreement) shall prohibit you or any of your affiliates, or any of your Representatives, from (x) taking any action that is restricted by paragraph 13 or (y) making any disclosure of Transaction Information ancillary to the taking of any such action in any filing with the U.S. Securities and Exchange Commission, any other regulatory agency, stock exchange or other self regulatory organization to the extent, based on the advice of outside counsel, you reasonably determine that such disclosure is required in order to comply with applicable law or regulation (and such disclosure shall be made only to the extent so required).

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15. In addition, nothing in this letter agreement shall prohibit (i) Biogen or any of its affiliates from acquiring, holding or selling any of the Company’s securities by or through independent trustees and fiduciaries making passive investments for cash management purposes or by or through a diversified fund managed by an independent investment advisor, trustee or administrator or an employee benefit, pension or similar plan established for the benefit of current or former employees of Biogen or any of its affiliates, including (a) any direct or indirect interests in portfolio securities held by an investment company registered under the Investment Company Act of 1940, as amended, or (b) interests in securities composing part of a mutual fund or broad based, publicly traded market basket or index of stocks approved for such a plan or trust in which such plan or trust invests, in each case in this clause (i) in the ordinary course of business; (ii) individual employees of Biogen or any of its affiliates who have not received Evaluation Material or Transaction Information from purchasing the Company’s securities (provided that such acquisitions are effected in their individual capacities and not on behalf of or at the direction of Biogen); (iii) Biogen or any of its affiliates from acquiring or offering to acquire, directly or indirectly, any company or business unit that beneficially owns any of the Company’s securities prior to the date of such acquisition or acquired after such company or business unit was acquired by Biogen or any of its affiliates pursuant to an agreement requiring (but only to the extent requiring) such company or business unit to acquire such securities, which agreement was in effect on the date such company or business unit first entered into an agreement to be acquired by Biogen or any of its affiliates (so long as the Company’s securities do not constitute a material portion of such company’s or business units’ assets and the primary purpose of such transaction is not to acquire Company securities); or (iv) Biogen or any of its affiliates from acquiring or offering to acquire, directly or indirectly, any assets or securities of the Company, as debtor, that are acquired in a transaction subject to the approval of the United States Bankruptcy Court pursuant to proceedings under the United States Bankruptcy Code.

16. You represent and warrant that neither you nor any of your affiliates owns, of record or beneficially, any voting securities of the Company, any securities convertible into or exercisable for any such voting securities, any other rights to acquire any such voting securities or any derivative positions, whether or not cash-settled, based in whole or in part on the value of any such voting securities, other than in connection with employee benefit plans established or maintained for the benefit of your or your affiliates’ employees in the ordinary course of business.

17. You and the Company understand and agree that no contract or agreement providing for any Transaction (or other transaction) shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and you and the Company hereby waive, in advance, any claims (including claims for breach of contract) in connection with any Transaction (or other transaction) unless and until you and the Company shall have entered into a final definitive agreement, except for the matters specifically agreed to herein. You and the Company also agree that, unless and until a final definitive agreement regarding a Transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this letter agreement or any other written or oral expression with respect to such Transaction, except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its

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sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Transaction, and to terminate discussions and negotiations at any time and for any reason or no reason. You further understand that (i) the Company and its Representatives shall be free to conduct any process for any Transaction (or other transaction), if and as they in their sole discretion shall determine (including negotiating with any other interested parties and entering into a preliminary or definitive agreement without prior notice to you or any other person); (ii) any procedures relating to such process, Transaction or other transaction may be changed at any time without notice to you or any other person; and (iii) except for the matters specifically agreed to herein, you shall not have any claims whatsoever against the Company, its Representatives or any of their respective directors, officers, stockholders, owners, partners, employees, affiliates or agents arising out of or relating to any Transaction (or other transaction) (other than those as against the parties to a final definitive agreement with you in accordance with the terms thereof) nor, unless a final definitive agreement is entered into with you, against any third party with whom a Transaction (or other transaction) is entered into. For the purposes of this paragraph, the term “definitive agreement” shall not include this letter agreement, an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance by the Company of any offer or bid on your part.

18. You acknowledge and agree that (i) as between the Company, on the one hand, and you and your Representatives, on the other hand, the Company retains all right, title and interest in, to and under the Evaluation Material and all physical, electronic, virtual or other embodiments thereof and (ii) the Company has not granted you any license, copyright or similar right with respect to any of the Evaluation Material hereunder.

19. Each party recognizes and acknowledges the competitive value and confidential nature of the Evaluation Material and Transaction Information and that irreparable damage will result to the other party if Evaluation Material or Transaction Information is disclosed to any third party except as herein provided or is used for any purpose other than the Purpose. Each party further understands and agrees that money damages may not be a sufficient remedy for any breach of this letter agreement by such party or any of its Representatives and that the other party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach, without the posting of any bond or other security. Such remedies shall not be deemed to be the exclusive remedies for a breach by a party or any of its Representatives of this letter agreement but shall be in addition to all other remedies available at law or equity to the other party.

20. This letter agreement is for the benefit of the parties, their Representatives and their respective directors, officers, stockholders, partners, owners, employees, affiliates and agents, and shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) for any actions, suits or proceedings arising out of or relating to this letter agreement or the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further

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agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s address set forth above shall be effective service of process for any action, suit or proceeding brought against such party in any such court. Each party hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

21. The rights of the Company under this letter agreement may be assigned in whole or in part to any purchaser of the Company (or any purchaser of all or a majority of its capital stock or consolidated assets), which purchaser shall be entitled to enforce this letter agreement or rights hereunder to the same extent and in the same manner as the Company shall have been entitled to enforce this letter agreement. You may not assign your rights or obligations under this letter agreement to any person without the prior written consent of the Company. Subject to the foregoing, this letter agreement shall be binding on the respective successors and permitted assigns of the parties hereto.

22. This letter agreement contains the entire agreement between you and the Company concerning the subject matter hereof. No provision in this letter agreement can be waived, modified or amended except by the written agreement of the Company and you, which written agreement shall specifically refer to the provision being waived, modified or amended and explicitly effectuate such waiver, modification or amendment. It is understood and agreed that no failure or delay by a party in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof (or any modification or waiver in any particular circumstance) preclude any other or future exercise thereof or the exercise of any other right, power or privilege under this letter agreement.

23. The term of this letter agreement is three (3) years from the date of its execution, except as set forth in the last sentence of paragraph 7 of this letter agreement. This letter agreement may be executed in two or more counterparts, each of which shall be deemed to be an original of this letter agreement and all of which, taken together, shall be deemed to constitute one and the same instrument. No such counterpart need contain the signatures of all parties to this letter agreement and the exchange of signed counterparts by each of the parties, including exchange by facsimile transmission or other electronic means, shall constitute effective execution and delivery of this letter agreement.

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Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

APELLIS PHARMACEUTICALS, INC.

By:	/s/ David Watson
Name:	David Watson
Title:	General Counsel

Accepted and agreed as of the date first written above:

BIOGEN INC.

By:	/s/ Adam Keeney
Name:	Adam Keeney
Title:	Head, Corporate Development

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Exhibit A

Company Subsidiaries

Apellis Australia Pty Ltd.

Apellis Austria GmbH

Apellis Bermuda Ltd.

Apellis Canada Inc.

Apellis Cayman Holdings Limited

APL DEL Holdings LLC

APL DEL Holdings II, LLC

Apellis Europe B.V

Apellis Germany GmbH

Apellis France S.A.S.

Apellis International GmbH

Apellis Ireland Ltd.

Apellis Italy S.r.I.

Apellis Netherlands, B.V.

Apellis Schweiz GmbH

Apellis Sweden AB

Apellis U.K. Limited

Apellis MA Securities Inc.

APL Sales I, LLC

APL PRG I, Corp.

APLSPRJ MRS, Inc.